As filed with the Securities and Exchange Commission on May 20, 1997
                                                  Registration No. 333-_________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                        PAREXEL INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

          MASSACHUSETTS                                  8731                                   04-2776269
  (State or other Jurisdiction               (Primary Standard Industrial                    (I.R.S. Employer
 of incorporation organization)               Classification Code Number)                 Identification Number)

                                 ---------------

                                 195 WEST STREET
                          WALTHAM, MASSACHUSETTS 02154
  (617) 487-9900 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             JOSEF H. VON RICKENBACH
                 PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                        PAREXEL INTERNATIONAL CORPORATION
                                 195 WEST STREET
                          WALTHAM, MASSACHUSETTS 02154
                                 (617) 487-9900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             WILLIAM J. SCHNOOR, JR.
                                HEATHER M. STONE
                         TESTA, HURWITZ & THIBEAULT, LLP
                       HIGH STREET TOWER, 125 HIGH STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 248-7000

                                 ---------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
=====================================================================================================================
   TITLE OF SHARES      AMOUNT TO BE         PROPOSED MAXIMUM            PROPOSED MAXIMUM             AMOUNT OF
  TO BE REGISTERED       REGISTERED         OFFERING PRICE PER      AGGREGATE OFFERING PRICE(1)  REGISTRATION FEE(2)
                                                 SHARE(1)
---------------------------------------------------------------------------------------------------------------------
Common  Stock, $.01        106,769                $27.31                   $2,915,861.30               $883.59
par value per share
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low prices per share of Common Stock on the Nasdaq National Market on May 16, 1997.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS (SUBJECT TO COMPLETION)
DATED:  MAY 20, 1997


                                 106,769 SHARES

                        PAREXEL INTERNATIONAL CORPORATION

                                  COMMON STOCK



         This prospectus relates to the resale of up to 106,769 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of PAREXEL International Corporation ("PAREXEL" or the "Company") by certain selling stockholders of the Company (collectively, the "Selling Stockholders"). The Shares may be sold from time to time by any or all of the Selling Stockholders in brokers' transactions, to market makers or in block placements at market prices prevailing at the time of sale or at prices otherwise negotiated. See "Selling Stockholders" and "Plan of Distribution." The Company will not receive any of the proceeds from the resale of the Shares. The Company has agreed to bear all of the expenses in connection with the registration and resale of the Shares (other than selling commissions and the fees and expenses of counsel or other advisors to the Selling Stockholders).

         The Shares include (i) 69,747 shares of Common Stock issued to the former stockholder of Rescon, Inc. ("Rescon") in connection with the merger of a wholly-owned subsidiary of the Company with and into Rescon pursuant to an Agreement and Plan of Reorganization and Merger dated February 28, 1997, leaving Rescon a wholly-owned subsidiary of the Company (the "Rescon Merger"); and (ii) 37,022 shares of Common Stock issued to the former stockholders of Sheffield Statistical Services Limited ("Sheffield") and its subsidiary
S-Cubed Clinical Limited ("S-Cubed") pursuant to Share Purchase Agreements dated February 28, 1997, pursuant to which Sheffield and S-Cubed became direct or indirect wholly-owned subsidiaries of the Company (the "S-Cubed Acquisition"). The Company, upon written request delivered between February 28, 1998 and February 28, 1999, will register up to 102,768 additional shares of Common Stock issued to certain of the Selling Stockholders in connection with the Rescon Merger and the S-Cubed Acquisition.

         The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "PRXL". On May 16, 1997, the last reported sale price for the Common Stock on the Nasdaq National Market was $26 1/2 per share.


   SEE "RISK FACTORS," ON PAGE 6 FOR INFORMATION THAT SHOULD BE CONSIDERED BY
                             PROSPECTIVE INVESTORS.

                             ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


             THE DATE OF THIS PROSPECTUS IS                   1997

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Worldwide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matters involved. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or through its Worldwide Web site (http://www.sec.gov).

The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to PAREXEL International Corporation, Attention: Investor Relations Department, 195 West Street, Waltham, Massachusetts, 02154, telephone number (617) 487-9900.

PAREXEL is a registered service mark of the Company.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference (File No. 0-27058):

         1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

         5. The Company's Current Reports on Form 8-K dated January 28, 1997, March 3, 1997 and April 23, 1997.

         6. The description of the Company's Common Stock, $.01 par value per share, contained in the Registration Statement on Form 8-A filed under the Exchange Act and declared effective on November 21, 1995, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                     SUMMARY

         The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Prospectus. This Prospectus may contain certain "forward-looking" information, as that term is defined by (i) the Private Securities Litigation Reform Act of 1995 (the "Act") and (ii) releases made by the Securities and Exchange Commission. Such information involves risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                   THE COMPANY

         PAREXEL International Corporation ("PAREXEL" or the "Company") is a leading contract research organization ("CRO"), providing clinical research and development services to the worldwide pharmaceutical and biotechnology industries. The Company believes it is the fourth largest CRO, based on estimated annual net revenue, and one of only a few CROs capable of providing a full range of clinical services on a global basis. The Company complements the research and development departments of pharmaceutical and biotechnology companies by offering high quality clinical research services to the client and reducing drug development time and cost. In addition, the Company's integrated services and extensive information technology capabilities, coupled with its broad experience and expertise in global drug development, provide clients with a variable cost alternative to the fixed costs associated with internal drug development. The Company offers a full complement of clinical research and development services, including designing, initiating and monitoring clinical trials, managing and analyzing clinical data and consulting on regulatory affairs.

         PAREXEL's integrated information systems and worldwide network of offices enable the Company to provide high-quality comprehensive services on a global basis. The Company has provided clinical research and development services in North America since 1985, in Europe since 1989, in Japan since May 1995 and in Australia since December 1995.

         The CRO industry derives substantially all of its revenue from the pharmaceutical and biotechnology industries. The Company believes that the following trends will cause the CRO industry to continue to grow: (i) many pharmaceutical companies, in response to margin pressures, are seeking to reduce the high fixed costs associated with peak-load staffing for drug development by relying on a combination of internal resources and CROs; (ii) pharmaceutical and biotechnology companies increasingly are attempting to maximize profits from a given drug by pursuing regulatory approvals in multiple countries in parallel, rather than sequentially, by outsourcing to CROs with global capabilities; (iii) as consolidation in the pharmaceutical industry continues, many pharmaceutical companies aggressively manage costs by reducing jobs and outsourcing to variable-cost CRO's in an effort to reduce the fixed costs associated with internal drug development; (iv) as regulatory requirements in many jurisdictions have become more complex, the pharmaceutical and biotechnology industries are increasingly outsourcing to certain CROs to take advantage of their data management expertise and global presence; (v) the worldwide research and development expenditures for new drugs, including amounts spent on services of the type provided by CROs, have experienced substantial growth in recent years as a result of pressures to develop new drugs for an aging population and for the treatment of life threatening diseases and chronic disorders; and (vi) the growth of the biotechnology industry has increased the demand for expertise and services provided by outside sources, including CROs. There can be no assurance, however, that these trends will result in growth in the CRO industry.

         PAREXEL's objective is to maintain and enhance its position as a leading CRO by providing a full range of clinical services on a global basis. The Company addresses all aspects of clinical research and development with a flexible approach that allows its clients to use the Company's services on an individual or bundled basis. The Company believes its expertise in conducting scientifically demanding trials and its ability to coordinate complicated global trials are significant competitive strengths. PAREXEL continues to devote significant resources developing information systems designed to allow the Company to more effectively manage its business operations and deliver services to its clients. The Company will continue to invest in improvements in information technology and consider acquisitions of complementary businesses in order to enhance its competitive position and its level of service.

         The Company was incorporated in The Commonwealth of Massachusetts in 1983. Unless the context otherwise requires, the terms "PAREXEL" and "the Company" refer to PAREXEL International Corporation and its subsidiaries. The Company's principal executive offices are located at 195 West Street, Waltham, Massachusetts 02154, and its telephone number is (617) 487-9900.


                               RECENT DEVELOPMENTS

         Rescon Merger. Pursuant to an Agreement and Plan of Reorganization and Merger dated February 28, 1997 by and among the Company, Rescon, Inc., a Virginia corporation ("Rescon"), Rescon Acquisition Corporation, a Massachusetts corporation and a wholly-owned subsidiary of the Company, Walter Leroy Hill, as Trustee of the Walter L. Hill Revocable Trust u/d/t dated June 29, 1994 (the "Trust") and Walter L. Hill (the "Merger Agreement"), Rescon Acquisition Corporation merged with and into Rescon and Rescon became a wholly-owned subsidiary of the Company (the "Rescon Merger"). In connection with the Rescon Merger, the Company issued an aggregate of 139,493 shares of Common Stock to the Trust, the sole stockholder of Rescon, of which 69,747 shares are being offered hereby. Pursuant to the terms and provisions of a Registration Rights Agreement between the Company and the Trust, the Company has agreed to register the remaining 69,746 shares of Common Stock issued to the Trust upon written request of the Trust, delivered between February 28, 1998 and February 28, 1999. The Merger has been accounted for as a pooling of interests for financial accounting purposes.

         Rescon is a medical marketing consulting business providing tactical sales, marketing and reimbursement support services to the pharmaceutical and biotechnology industries.

         S-Cubed Acquisition. Pursuant to Share Purchase Agreements by and among the former stockholders of Sheffield Statistical Services Limited ("Sheffield") and its subsidiary S-Cubed Clinical Limited ("S-Cubed"), Sheffield and S-Cubed became direct or indirect, wholly-owned subsidiaries of the Company (the "S-Cubed Acquisition"). In connection with the S-Cubed Acquisition, the Company issued an aggregate of 70,044 shares of Common Stock to the stockholders of Sheffield and S-Cubed, of which 37,022 shares are being offered hereby. Pursuant to the terms and provisions of a Registration Rights Agreement between the Company and the former stockholders of Sheffield, the Company has agreed to register the remaining 33,022 shares of Common Stock issued to the former stockholders of Sheffield upon written request of such stockholders' delivered between February 28, 1998 and February 28, 1999. The S-Cubed Acquisition has been accounted for as a pooling of interests for financial accounting purposes.

         Sheffield and S-Cubed are engaged in the CRO industry in the United Kingdom and provide clinical trials management, data management and biostatistical analysis services to the pharmaceutical, healthcare and biotechnology industries.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

LOSS OR DELAY OF LARGE CONTRACTS. Most of the Company's contracts are terminable upon 60 to 90 days' notice by the client. Clients terminate or delay contracts for a variety of reasons, including, among others, the failure of products being tested to satisfy safety requirements, unexpected or undesired clinical results of the product, the client's decision to forego a particular study, insufficient patient enrollment or investigator recruitment or production problems resulting in shortages of the drug. In addition, the Company believes that several factors, including the potential adverse impact of health care reform, have caused pharmaceutical companies to apply more stringent criteria to the decision to proceed with clinical trials and therefore may result in a greater willingness of these companies to cancel contracts with CROs. The loss or delay of a large contract or the loss or delay of multiple contracts could have a material adverse effect on the Company.

VARIABILITY OF QUARTERLY OPERATING RESULTS. The Company's quarterly operating results have been subject to variation, and will continue to be subject to variation, depending upon factors such as the initiation and progress of significant projects, acquisitions, exchange rate fluctuations, the mix of services offered, the opening of new offices and the start-up costs incurred in connection with the introduction of new products and services. In addition, during the third quarter of fiscal 1993 and 1995, the Company's results of operations were affected by a non-cash restructuring charge and a non-cash write-down due to the impairment of long-lived assets, respectively. Because a high percentage of the Company's operating costs is relatively fixed, variations in the initiation, completion, delay or loss of contracts, or in the progress of clinical trials can cause material adverse variations in quarterly operating results.

DEPENDENCE ON CERTAIN INDUSTRIES AND CLIENTS. The Company's revenues are highly dependent on research and development expenditures by the pharmaceutical and biotechnology industries. The Company's operations could be materially and adversely affected by general economic downturns in its clients' industries, the impact of the current trend toward consolidation in these industries or any decrease in research and development expenditures. Furthermore, the Company has benefited to date from the increasing tendency of pharmaceutical and biotechnology companies to outsource large clinical research projects. A reversal or slowing of this trend would have a material adverse effect on the Company.

         The Company believes that concentrations of business in the CRO industry are not uncommon. The Company has experienced such concentration in the past and may experience such concentration in future years. No client accounted for 10% or more of consolidated net revenue in fiscal 1994, 1995 or 1996, however one client accounted for 10.0% of consolidated net revenue for the nine months ended March 31, 1997. In fiscal 1994, 1995, 1996 and the nine months ended March 31, 1997, the Company's top five clients accounted for 29.8%, 25.2%, 32.0% and 41.0%, respectively, of the Company's consolidated net revenue. The loss of business from a significant client could have a material adverse effect on the Company.

MANAGEMENT OF BUSINESS EXPANSION; NEED FOR IMPROVED SYSTEMS; ASSIMILATION OF FOREIGN OPERATIONS. The Company's business and operations have experienced substantial expansion over the past 10 years. The Company believes that such expansion places a strain on operational, human and financial resources. In order to manage such expansion, the Company must continue to improve its operating, administrative and information systems, accurately predict its future personnel and resource needs to meet client contract commitments, track the progress of ongoing client projects and attract and retain qualified management, professional, scientific and technical operating personnel. Expansion of foreign operations also may involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel, and overcoming language barriers. In the event that the operation of an acquired business does not live up to expectations, the Company may be required to restructure the acquired business or write-off the value of some or all of the assets of the acquired business. In fiscal 1993 and 1995, the Company's results of operations were materially and adversely affected by write-offs associated with the Company's acquired German operations. Failure by the Company to meet the demands of and to manage expansion of its business and operations could have a material adverse effect on the Company's business.

RISKS ASSOCIATED WITH ACQUISITIONS. The Company has made a number of acquisitions, including six since June 1, 1996, and will continue to review future acquisition opportunities. No assurances can be given that acquisition candidates will continue to be available on terms and conditions acceptable to the Company. Acquisitions involve numerous risks, including, among other things, difficulties and expenses incurred in connection with the acquisitions and the subsequent assimilation of the operations and services or products of the acquired companies, the difficulty of operating new (albeit related) businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. Acquisitions of foreign companies also may involve the additional risks of assimilating differences in foreign business practices and overcoming language barriers. In the event that the operations of an acquired business do not live up to expectations, the Company may be required to restructure the acquired business or write-off the value of some or all of the assets of the acquired business. In fiscal 1993 and 1995, the Company's results of operations were materially and adversely affected by write-offs associated with the Company's acquired German operations. There can be no assurance that any acquisition will be successfully integrated into the Company's operations.

DEPENDENCE ON GOVERNMENT REGULATION. The Company's business depends on the comprehensive government regulation of the drug development process. In the United States, the general trend has been in the direction of continued or increased regulation, although the FDA recently announced regulatory changes intended to streamline the approval process for biotechnology products by applying the same standards as are in effect for conventional drugs. In Europe, the general trend has been toward coordination of common standards for clinical testing of new drugs, leading to changes in the various requirements currently imposed by each country. Changes in regulation, including a relaxation in regulatory requirements or the introduction of simplified drug approval procedures, as well as anticipated regulation, could materially and adversely affect the demand for the services offered by the Company. In addition, failure on the part of the Company to comply with applicable regulations could result in the termination of ongoing research or the disqualification of data, either of which could have a material adverse effect on the Company.

COMPETITION; CRO INDUSTRY CONSOLIDATION. The Company primarily competes against in-house departments of pharmaceutical companies, full service CROs and, to a lesser extent, universities and teaching hospitals. Some of these competitors have substantially greater capital, technical and other resources than the Company. CROs generally compete on the basis of previous experience, medical and scientific expertise in specific therapeutic areas, the quality of contract research, the ability to organize and manage large-scale trials on a global basis, the ability to manage large and complex medical databases, the ability to provide statistical and regulatory services, the ability to recruit investigators, the ability to integrate information technology with systems to improve the efficiency of contract research, an international presence with strategically located facilities, financial viability and price. There can be no assurance that the Company will be able to compete favorably in these areas.

         The CRO industry is highly fragmented, with participants ranging from several hundred small, limited-service providers to several large, full-service CROs with global operations. The trend toward CRO industry consolidation has resulted in heightened competition among the larger CROs for clients and acquisition candidates. In addition, consolidation within the pharmaceutical industry as well as a trend by pharmaceutical companies of outsourcing among fewer CROs has led to heightened competition for CRO contracts.

VOLATILITY OF STOCK PRICE. The market price of the Company's Common Stock is subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, market conditions in the industry, prospects of health care reform, changes in government regulation and general economic conditions. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have been unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the market price of the Company's Common Stock. Because the Company's Common Stock currently trades at a relatively high price-earnings multiple, due in part to analysts' expectations of continued earnings growth, even a relatively small shortfall in earnings from, or a change in, analysts' expectations may cause an immediate and substantial decline in the Company's stock price. Investors in the Company's Common Stock must be willing to bear the risk of such fluctuations in earnings and stock price.

POTENTIAL ADVERSE IMPACT OF HEALTH CARE REFORM. Numerous governments have recently undertaken efforts to control growing health care costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. In the last several years, several comprehensive health care reform proposals were introduced in the U.S. Congress. The intent of the proposals was, generally, to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While none of the proposals were adopted, health care reform may again be addressed by the U.S. Congress. Implementation of government health care reform may adversely affect research and development expenditures by pharmaceutical and biotechnology companies, resulting in a decrease of the business opportunities available to the Company. Management is unable to predict the likelihood of health care reform proposals being enacted into law or the effect such law would have on the Company.

         Many European governments have also undertaken health care reform. For example, German health care reform legislation, which was implemented on January 1, 1993, contributed to an estimated 15% decline in German pharmaceutical industry sales in calendar 1993 and led several clients to cancel contracts with the Company. Subsequent to these events, in the third quarter of fiscal 1993, the Company restructured its German operations and incurred a restructuring charge of approximately $3.3 million. In addition, in the third quarter of fiscal 1995, the Company's results of operations were affected by a non-cash write-down due to the impairment of long-lived assets of PAREXEL GmbH, the Company's German subsidiary, of approximately $11.3 million. The Company cannot predict the impact that any pending or future health care reform proposals may have on the Company's business in Europe.

DEPENDENCE ON PERSONNEL. The Company relies on a number of key executives, including Josef H. von Rickenbach, its President, Chief Executive Officer and Chairman, upon whom the Company maintains key man life insurance. Although the Company has entered into agreements containing non-competition restrictions with its senior officers, the Company does not have employment agreements with most of these persons and the loss of the services of any of the Company's key executives could have a material adverse effect on the Company. The Company's performance also depends on its ability to attract and retain qualified professional, scientific and technical operating staff. The level of competition among employers for skilled personnel, particularly those with M.D., Ph.D. or equivalent degrees, is high. There can be no assurance the Company will be able to continue to attract and retain qualified staff. In addition, the cost of recruiting skilled personnel has increased and there can be no assurance that such costs will not continue to rise.

POTENTIAL LIABILITY; POSSIBLE INSUFFICIENCY OF INSURANCE. Clinical research services involve the testing of new drugs on human volunteers pursuant to a study protocol. Such testing involves a risk of liability for personal injury or death to patients due to, among other reasons, possible unforeseen adverse side effects or improper administration of the new drug. Many of these patients are already seriously ill and are at risk of further illness or death. The Company could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or insurance coverage, or if the indemnity, although applicable, is not performed in accordance with its terms or if the Company's liability exceeds the amount of applicable insurance. In addition, there can be no assurance that such insurance will continue to be available on terms acceptable to the Company.

ADVERSE EFFECT OF EXCHANGE RATE FLUCTUATIONS. Approximately 36.0%, 40.2%, 38.4% and 35.3% of the Company's net revenue for fiscal 1994, 1995, 1996 and the nine months ended March 31, 1997, respectively, were derived from the Company's operations outside of North America. Since the revenue and expenses of the Company's foreign operations are generally denominated in local currencies, exchange rate fluctuations between local currencies and the United States dollar will subject the Company to currency translation risk with respect to the results of its foreign operations. To the extent the Company is unable to shift to its clients the effects of currency fluctuations, these fluctuations could have a material adverse effect on the Company's results of operations. The Company does not currently hedge against the risk of exchange rate fluctuations.

ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK. The Company's Restated Articles of Organization and Restated By-Laws contain provisions that may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the market price of the Common Stock and could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock."

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the resale of the Shares of Common Stock by the Selling Stockholders hereunder. See "Selling Stockholders" and "Plan of Distribution."

         The principal purpose of this offering is to effect an orderly disposition of the Selling Stockholders' Shares.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Shares as of May 16, 1997 and the number of Shares which may be offered for the account of the Selling Stockholders or their transferees or distributees from time to time. The shares may be offered from time to time by the Selling Stockholders. Because the Selling Stockholders may sell all or any part of their Shares pursuant to this Prospectus, no estimate can be given as to the number of Shares that will be held by the Selling Stockholders upon termination of this offer. See "Plan of Distribution."

                                                   SHARES                     SHARES OFFERED                SHARES
                                                   ------                     --------------                ------
                                                   OWNED                     PURSUANT TO THIS                OWNED
                                                   -----                     ----------------                -----
                                              BEFORE OFFERING                   PROSPECTUS              AFTER OFFERING(1)
                                              ---------------                   ----------              -----------------

SELLING STOCKHOLDERS                       NUMBER      PERCENT(2)          NUMBER      PERCENT(2)    NUMBER       PERCENT(2)
--------------------                       ------      ----------          ------      ----------    ------       ----------

Walter Leroy Hill, as Trustee of
     the Walter L. Hill                    139,493         *                69,747         *            0             *
     Revocable Trust u/d/t Dated
     June 29, 1994
Dr. Richard Kay (3)                         66,044         *                33,022         *            0             *
Dr. Arfon Lloyd Jones                        2,000         *                 2,000         *            0             *
Dr. Diana Smith                              2,000         *                 2,000         *            0             *
                                           ---------------------------------------------------------------------------------
                                           209,537                         106,769                      0
                                           ---------------------------------------------------------------------------------

-------------------
*Less than 1% of the outstanding Common Stock.
(1) Assuming all of the Shares owned by each Selling Stockholder and offered pursuant to this Prospectus are sold.
(2) As of May 16, 1997, there were 19,838,614 shares of Common Stock outstanding.
(3) Includes 892 shares beneficially owned by Janet Kay, Dr. Richard Kay's spouse, but held in the name of Dr. Kay. Dr. Kay disclaims beneficial ownership of such shares.

         None of the Selling Stockholders has had any material relationship with the Company or any of its affiliates within the past three years except as described below.

         Walter Leroy Hill, as Trustee of the Walter L. Hill Revocable Trust u/d/t Dated June 29, 1994 (the "Trust") acquired its Shares in connection with the merger of Rescon Acquisition Corporation, a Massachusetts corporation and wholly-owned subsidiary of the Company, with and into Rescon, Inc., a Virginia corporation ("Rescon") (the "Rescon Merger"), pursuant to an Agreement and Plan of Reorganization and Merger dated February 28, 1997 by and among Rescon, the Trust, Walter L. Hill, Rescon Acquisition Corporation and the Company (the "Merger Agreement"). Pursuant to the terms of a Registration Rights Agreement dated February 28, 1997 by and among the Trust, Mr. Hill and the Company, 69,747 of the 139,493 shares of Common Stock issued to the Trust in connection with the Rescon Merger are being offered hereby. The Company has agreed to register the remaining 69,746 shares of Common Stock issued to the Trust upon the written request of the Trust delivered between February 28, 1998 and February
28, 1999.

         Approximately 13,949 shares of Common Stock issued to the Trust are being held in escrow until the earlier of (i) February 28, 1998 or (ii) the delivery of the audit report relating to the Company's financial statements for the fiscal year ended June 30, 1997. A portion of the Shares held in escrow may be released earlier upon receipt by the Company of certain regulatory determinations as set forth in the Merger Agreement. The Shares held in escrow will be used to satisfy indemnification claims brought by the Company based upon a breach of the representations or warranties of Rescon or the Trust as set forth in the Merger Agreement. Mr. Hill, as Trustee of the Trust, has the sole authority to hold or dispose of, and to vote all securities held by the Trust, including those Shares held in escrow.

Mr. Hill was President, Treasurer and a director of Rescon until he resigned from such positions upon the closing of the Rescon Merger. Mr. Hill is currently a Vice President of State and Federal Associates, Inc., a wholly-owned subsidiary of the Company.

         Dr. Richard Kay, Dr. Arfon Lloyd Jones and Dr. Diana Smith (the "S-Cubed Stockholders") acquired their Shares in connection with the acquisition by the Company of Sheffield Statistical Services Limited ("Sheffield") and its subsidiary, S-Cubed Clinical Limited ("S-Cubed"), pursuant to Share Purchase Agreements dated February 28, 1997 between the Company, S-Cubed and the S-Cubed Stockholders (the "Share Purchase Agreements"). Pursuant to the Share Purchase Agreements, Sheffield and S-Cubed became direct or indirect wholly-owned subsidiaries of the Company (the "S-Cubed Acquisition"). Dr. Kay holds 892 shares of Common Stock in his name for the benefit of his spouse, Janet Kay. Pursuant to the terms of Registration Rights Agreements dated February 28, 1997, by and among Dr. and Ms. Kay, Dr. Jones, Dr. Smith and the Company, 37,022 of the 70,044 shares of Common Stock issued in connection with the S-Cubed Acquisition are being offered hereby. The Company has agreed to register the remaining 33,022 shares of Common Stock issued to Dr. and Ms. Kay upon the written request of Dr. and Ms. Kay delivered between February 28, 1998 and February 28, 1999.

         Pursuant to the Share Purchase Agreement between Dr. and Ms. Kay, the Company and Sheffield, shares of Common Stock valued at [L]12,000 as of the closing date of the S-Cubed Acquisition are being held in escrow until February 28, 1998. The Shares held in escrow will be used to satisfy tax liabilities resulting from a breach by Sheffield or Dr. and Ms. Kay of the Tax Indemnities, as set forth in the Share Purchase Agreement. Dr. and Ms. Kay were directors of Sheffield until Ms. Kay resigned from such position upon the closing of the S-Cubed Acquisition. Dr. Kay currently remains a director of Sheffield. Dr. Jones, Dr. Smith and Dr. Kay were directors of S-Cubed until Dr. Kay resigned from such position upon the closing of the S-Cubed Acquisition. Dr. Jones and Dr. Smith currently remain directors of S-Cubed.

         The Rescon Merger and the S-Cubed Acquisition were accounted for as poolings of interests for financial accounting purposes.

         Each of the Selling Stockholders represented to the Company, in connection with the completion of the Rescon Merger and the S-Cubed Acquisition, that he or she was acquiring the Shares from the Company without any present intention of effecting a distribution of those Shares. In recognition of the fact that the Selling Stockholders may want to be able to sell their shares when they consider appropriate, the Company agreed to file with the Commission a Registration Statement on Form S-3 (the "Registration Statement") (of which this Prospectus is a part) to permit the public sale of the Shares by the Selling Stockholders from time to time and to use its best efforts to keep the Registration Statement effective until the earlier of the sale of all of the Shares pursuant to the Registration Statement or February 28, 1999. The Company will prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep it effective until the earlier of the sale of all Shares pursuant to the registration statement or until February 28, 1999.

         Pursuant to the Registration Rights Agreements by and between the Company and each of the Selling Stockholders (collectively, the Registration Rights Agreements"), the Company has agreed to bear all expenses in connection with the registration and resale of the Shares (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the Selling Stockholders). See "Plan of Distribution." The Registration Rights Agreements provide that the Company will indemnify the Selling Stockholders for any losses incurred by them in connection with actions arising from any untrue statement of a material fact in the Registration Statement or any omission of a material fact required to be stated therein, unless such statement or omission was made in reliance upon written information furnished to the Company by the Selling Stockholders. Similarly, the Registration Rights Agreements provide that each Selling Stockholder will indemnify the Company and its officers and directors for any losses incurred by them in connection with any action arising from any untrue statement of material fact in the Registration Statement or any omission of a material fact required to be stated therein, if such statement or omission was made in reliance on written information furnished to the Company by such Selling Stockholders.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                          DESCRIPTION OF CAPITAL STOCK

         The current authorized capital stock of the Company is 50,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

         As of May 16, 1997, there were 19,838,614 shares of Common Stock outstanding and held of record by 79 stockholders.

         Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Holders of Common Stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. There are no shares of Preferred Stock outstanding.

PREFERRED STOCK

         The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

MASSACHUSETTS LAW AND CERTAIN PROVISIONS OF THE COMPANY'S RESTATED ARTICLES OF ORGANIZATION AND BY-LAWS

         The Company believes that it has more than 200 beneficial stockholders, thus making it subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with its affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder. The Company may at any time elect not to be governed by Chapter 110F by vote of a majority of its stockholders, but such an amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder prior to the adoption of the amendment.

         The Massachusetts Business Corporation Law generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless those corporations elect to opt out of the statute's coverage. By vote of the Board of Directors, the Company has elected to opt out of the classified board provisions of this statute and has adopted separate classified Board provisions in its Restated Articles of Organization.

         The Company's By-Laws include a provision that excludes the Company from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. The Board of Directors may amend the Company's By-Laws at any time to subject the Company to this statute prospectively.

         The Company's By-Laws require that nominations for the Board of Directors made by a stockholder comply with certain notice procedures. A notice by a stockholder of a planned nomination must be given not less than 60 and not more than 90 days prior to a scheduled meeting, provided that if less than 70 days' notice is given of the date of the meeting, a stockholder will have ten days within which to give such notice. The stockholder's notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made. The Company may require any proposed nominee to provide such additional information as is reasonably required to determine the eligibility of the proposed nominee.

         The By-Laws also require that a stockholder seeking to have any business conducted at a meeting of stockholders give notice to the Company not less than 60 and not more than 90 days prior to the scheduled meeting, provided that if less than 70 days' notice is given of the date of the meeting, a stockholder will have ten days within which to give such notice. The notice from the stockholder must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting the proposal. The By-Laws require the Company to call a special stockholders' meeting at the request of stockholders holding at least
33 1/3% of the voting power of the Company.

         The Company's Restated Articles of Organization include provisions eliminating the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Massachusetts Business Corporation Law. Additionally, the Company's Restated Articles of Organization provide that the Company shall indemnify each person who is or was a director or officer of the Company, and each person who is or was serving or has agreed to serve at the request of the Company as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the Company, against all liabilities, costs and expenses reasonably incurred by any such persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director or officer, or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

         The Restated Articles of Organization provide that certain transactions, such as the sale, lease or exchange of all or substantially all of the Company's property and assets and the merger or consolidation of the Company into or with any other corporation, may be authorized by the approval of the holders of a majority of the shares of each class of stock entitled to vote thereon, rather than by two-thirds as otherwise provided by statute, provided that the transactions have been authorized by a majority of the members of the Board of Directors and the requirements of any other applicable provisions of the Restated Articles of Organization have been met.

         Certain of the provisions of the Restated Articles of Organization and By-Laws discussed above would discourage or make more difficult a proxy contest or the assumption of control by a holder of a substantial block of the Company's stock. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, since the Restated Articles of Organization and By-Laws are designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have stock repurchased by the Company at a premium, such provisions could tend to reduce the temporary fluctuations in the market price of the Company's stock which are caused by such accumulations. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock is The First National Bank of Boston.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby may be sold from time to time by the Selling Stockholders for their own accounts. The Company will receive none of the proceeds from this offering. The Selling Stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the resale of the Shares.

         Resales of the Shares by the Selling Stockholders are not subject to any underwriting agreement. The Shares covered by this Prospectus may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. The Shares offered by each Selling Stockholder may be sold from time to time at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. Such sales may be effected in the over-the-counter market, on the National Association of Securities Dealers Automated Quotation System, on the Nasdaq National Market, or on any exchange on which the Shares may then be listed. The Shares may be sold by one or more of the following: (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the Shares held by the Selling Stockholders as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) in negotiated transactions, and (e) through other means. The Selling Stockholders may effect such transactions by selling Shares through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the Shares, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of the Shares positioned by them might be deemed to be underwriting compensation, within the meaning of the Securities Act, in connection with such sales.

         The Company intends to maintain the effectiveness of this Prospectus for approximately twenty four months or such period as is required to satisfy the Company's obligations under the Registration Rights Agreements by and among the Selling Stockholders and the Company; provided, however, that the rights of the Selling Stockholders to resell the Shares pursuant to this Registration Statement may be suspended by the Company under certain circumstances, as set forth in the Registration Rights Agreements.

         The Company will inform the Selling Stockholders that the antimanipulation rules under the Securities Exchange Act of 1934 (Regulation M - Rule 102) may apply to sales in the market and will furnish the Selling Stockholders upon request with a copy of these Rules. The Company will also inform the Selling Stockholders of the need for delivery of copies of this Prospectus.

         Any Shares covered by the Prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Common Stock is quoted on the Nasdaq National Market under the symbol "PRXL."

                                  LEGAL MATTERS

         Certain legal matters with respect to the issuance of the Shares are being passed upon for the Company and the Selling Stockholders by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of PAREXEL International Corporation for the year ended June 30, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================
No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the company, any of the selling stockholders or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


                            -------------------------

                                TABLE OF CONTENTS


                                                                         PAGE

Available Information .................................................    2
Incorporation of Certain Information by Reference .....................    3
The Company ...........................................................    4
Risk Factors ..........................................................    6
Use of Proceeds .......................................................    9
Selling Stockholders ..................................................   10
Description of Capital Stock ..........................................   13
Plan of Distribution ..................................................   16
Legal Matters .........................................................   17
Experts ...............................................................   17

================================================================================



================================================================================



                                 106,769 SHARES




                              PAREXEL INTERNATIONAL
                                  CORPORATION


                                  COMMON STOCK








                             -----------------------

                                   PROSPECTUS


                                                 1997

                            ------------------------












================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Estimated expenses payable in connection with the sale of the Common Stock offered hereby are as follows:

SEC Registration fee .............................   $   884
Nasdaq Additional Listing fee ....................     4,191
Legal fees and expenses ..........................    20,000
Accounting fees and expenses .....................     5,000
         Total ...................................   $30,075

         The Company will bear all expenses shown above. All amounts other than the SEC Registration fee and the Nasdaq Additional Listing fee are estimated solely for the purpose of this offering.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 6 of the Company's Restated Articles of Organization provides that the Company shall indemnify each person who is or was a director or officer of the Company, and each person who is or was serving or has agreed to serve at the request of the Company as a director or officer of, or in a similar capacity with, another organization against all liabilities, costs and expenses reasonably incurred by any such persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director or officer or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company. Section 67 of Chapter 156B of the Massachusetts Business Corporation Law authorizes a corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation.

         Reference is hereby made to Section 11 of the Registration Rights Agreements filed as Exhibit 4.3 and 4.5 and Section 10 of the Registration Rights Agreement filed as Exhibit 4.7 to this Registration Statement, for a description of indemnification arrangements between the Company and the Selling Stockholders, pursuant to which the Selling Stockholders are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS.

         Exhibits:

                  4.1      Specimen certificate representing the Common Stock (filed as Exhibit 4.1 to Registrant's
                           Registration Statement on Form S-1 (File No. 33-97406) and incorporated herein by reference).
                  4.2      Agreement and Plan of Reorganization and Merger dated as of February 28, 1997 among the
                           Company, Rescon, Inc., Rescon Acquisition Corporation, Walter Leroy Hill, as Trustee of the
                           Walter L. Hill Revocable Trust and Walter Leroy Hill.
                  4.3      Registration Rights Agreement dated as of February 28, 1997 among the Company, Walter Leroy
                           Hill and Walter Leroy Hill, as Trustee of the Walter L Hill Revocable Trust.
                  4.4      Share Purchase Agreement dated as of February 28, 1997 among the Company, Dr. Richard Kay and Janet
                           Kay.
                  4.5      Registration Rights Agreement dated as of February 28, 1997 among the Company, Dr. Richard Kay and
                           Janet Kay.
                  4.6      Share Purchase Agreement dated as of February 28, 1997 among the Company, Dr. Arfon Lloyd Jones and
                           Dr. Diana Smith.
                  4.7      Registration Right Agreement dated as of February 28, 1997 among the Company, Dr. Arfon Lloyd Jones and Dr. Diana Smith.
                  5.1      Opinion of Testa, Hurwitz & Thibeault, LLP.
                 23.1      Consent of Price Waterhouse LLP.
                 23.2      Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).
                 24.1      Power of Attorney (included as part of the signature page to this Registration Statement).

ITEM 17. UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1993, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Waltham, Commonwealth of Massachusetts on May 20, 1997.

                             PAREXEL INTERNATIONAL CORPORATION

                             By:          /s/ Josef H. von Rickenbach
                                 -----------------------------------------------
                                 Josef H. von Rickenbach
                                 President, Chief Executive Officer and Chairman

                        POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned officers and directors of PAREXEL International Corporation, hereby severally constitute and appoint Josef H. von Rickenbach, William T. Sobo, Jr. and William J. Schnoor, Jr., and each of them singly, as true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any and all pre-effective and post-effective amendments to this Registration Statement on Form S-3, and generally to do all things in our names and on our behalf in such capacities to enable PAREXEL International Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                                    Title(s)                                              Date
---------                                    --------                                              ----

/s/ Josef H. von Rickenbach                  President, Chief Executive Officer and                May 20, 1997
----------------------------------           Chairman (principal executive officer)
Josef H. von Rickenbach

/s/ William T. Sobo, Jr.                     Senior Vice President and Treasurer                   May 20, 1997
----------------------------------           (principal financial and accounting officer)
William T. Sobo, Jr.

/s/ A. Dana Callow, Jr.                      Director                                              May 20, 1997
----------------------------------
A. Dana Callow, Jr.

/s/ Patrick J. Fortune                       Director                                              May 20, 1997
----------------------------------
Patrick J. Fortune

                                             Director
----------------------------------
Werner M. Herrmann

/s/ Peter Barton Hutt                        Director                                              May 20, 1997
----------------------------------
Peter Barton Hutt

/s/ James A. Saalfield                       Director                                              May 20, 1997
----------------------------------
James A. Saalfield


                                  EXHIBIT INDEX

Exhibit No.        Description of Exhibit
-----------        ----------------------

    4.1            Specimen certificate representing the Common Stock (filed as Exhibit 4.1 to Registrant's
                   Registration Statement on Form S-1 (File No. 33-97406) and incorporated herein by reference).
    4.2            Agreement and Plan of Reorganization and Merger dated as of February 28, 1997 among the
                   Company, Rescon, Inc., Rescon Acquisition Corporation, Walter Leroy Hill, as Trustee of the
                   Walter L. Hill Revocable Trust and Walter Leroy Hill.
    4.3            Registration Rights Agreement dated as of February 28, 1997 among the Company, Walter Leroy
                   Hill, Walter Leroy Hill and as Trustee of the Walter L Hill Revocable Trust.
    4.4            Share Purchase Agreement dated as of February 28, 1997 among the Company, Dr. Richard Kay and Janet
                   Kay.
    4.5            Registration Rights Agreement dated as of February 28, 1997 among the Company, Dr. Richard Kay and
                   Janet Kay.
    4.6            Share Purchase Agreement dated as of February 28, 1997 among the Company, Dr. Arfon Lloyd Jones and
                   Dr. Diana Smith.
    4.7            Registration Right Agreement dated as of February 28, 1997 among the Company, Dr. Arfon Lloyd Jones and Dr. Diana Smith.
    5.1            Opinion of Testa, Hurwitz & Thibeault, LLP.
   23.1            Consent of Price Waterhouse LLP.
   23.2            Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).
   24.1            Power of Attorney (included as part of the signature page to this Registration Statement).